Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC 2006 DILUTED EPS OF $8.73 SETS ALL-TIME RECORD

Adjusted diluted EPS of $5.06 excludes net effects of BlackRock transaction and balance sheet repositioning

Total assets exceed $100 billion for first time

PITTSBURGH, Jan. 23, 2007 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported record 2006 net income of $2.6 billion, or $8.73 per diluted share, compared with 2005 net income of $1.3 billion, or $4.55 per diluted share.

PNC earned adjusted net income of $1.5 billion, or $5.06 per diluted share, for the year. Adjusted net income for 2006 excluded, after-tax, a $1.3 billion gain on the BlackRock/Merrill Lynch Investment Managers (MLIM) transaction, a $127 million loss on the repositioning of PNC’s securities portfolio, $47 million in BlackRock/MLIM transaction integration costs and a $31 million loss on the repositioning of PNC’s mortgage loan portfolio, as noted in the adjustments on page 13 of this release.

Net income for the fourth quarter of 2006 was $376 million, or $1.27 per diluted share. Excluding BlackRock/MLIM transaction integration costs of $8 million after-tax, adjusted net income for the fourth quarter of 2006 was $384 million, or $1.30 per diluted share. Net income was $355 million, or $1.20 per diluted share, in the fourth quarter of 2005.

“PNC delivered extraordinary value to its shareholders in 2006,” said PNC Chairman and Chief Executive Officer James E. Rohr. “Total return was among the best in the industry. We grew customers, revenue, and average loans and deposits compared with 2005. At the same time, we accomplished key strategic initiatives. The completion of the BlackRock/MLIM transaction, the announcement of our planned Mercantile acquisition and our continuing success in risk management position us well for the years ahead.”

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 2

HIGHLIGHTS

•	Total PNC assets exceeded $100 billion for the first time. We believe this further confirms PNC’s position among an elite group of U.S. banks with the scale to compete in a consolidating industry.

•	Average loans of $49.0 billion for the fourth quarter of 2006 increased $210 million compared with the fourth quarter 2005. Average loans increased $2.1 billion, or 4 percent, compared with the prior year fourth quarter excluding the effect of a $1.9 billion decrease in residential mortgage loans related to PNC’s third quarter balance sheet repositioning. The increase was largely due to growth in commercial and commercial real estate loans.

•	Average deposits for the fourth quarter increased $4.2 billion, or 7 percent, compared with the same quarter in the prior year, primarily as a result of an increase in interest-bearing deposits as customers continued to shift deposits to higher-return accounts. Average noninterest-bearing deposits increased $770 million, or 5 percent, compared with the fourth quarter of 2005.

•	Asset quality remained very strong. Nonperforming loans decreased $20 million, or 12 percent, compared with September 30, 2006, to .29 percent of total loans.

•	PNC’s integration of Mercantile Bankshares Corporation is progressing on track and has achieved several important objectives, including identifying leadership personnel for key positions within the Mercantile service territory. PNC’s priority for the integration is the retention of customers and customer-facing staff. The transaction is expected to close in March of 2007.

Return on average common shareholders’ equity for the year was 27.97 percent, or 16.24 percent, as adjusted. Return on average common shareholders’ equity for 2005 was 16.58 percent. For the fourth quarter of 2006, return on average common shareholders’ equity was 13.82 percent, or 14.10 percent, as adjusted. The return on average common shareholders’ equity was 16.91 percent for the fourth quarter of 2005. The decline of the return from the fourth quarter of 2005 to the fourth quarter of 2006 was due to the significant increase in equity resulting from the BlackRock/MLIM transaction.

As described on page 9 of this news release, the Consolidated Financial Highlights accompanying this news release include several new and reformatted schedules to reconcile the reported and adjusted results, including adjusted results referred to in this news release, and to provide information illustrating the impact of the equity method of accounting for BlackRock.

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 3

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $184 million for the quarter, compared with $195 million for the year-ago quarter and $206 million for the third quarter of 2006. The decreases when compared with the prior year fourth quarter and the prior quarter were largely the result of an increase in the provision for credit losses due to small business commercial loan growth. Revenue growth, primarily driven by fee income, was substantially offset by higher expenses associated with increased fee income and business growth initiatives. These initiatives included continued expansion of the Private Client Group and branch network, the launch of a refined set of checking products, a new PNC branded credit card, and an increase to majority ownership of the merchant services business.

Full year 2006 earnings increased $83 million, to $765 million, a 12 percent increase in earnings. Compared with the full year 2005, revenue increased 9 percent, while noninterest expense increased 6 percent, creating positive operating leverage.

Retail Banking highlights:

•	Checking relationships grew by a net 20,000 compared with a year ago and declined slightly since September 30, 2006, as PNC focused on consolidating low-activity, low-balance accounts and sought higher quality relationships.

•	Small business lending continues to be an area of growth; loan balances grew 13 percent over the prior year quarter and 2 percent over the linked quarter.

•	Average deposit balances increased $1.7 billion, or 4 percent, compared with the prior year fourth quarter and $596 million, or 1 percent, from the prior quarter. In the current rate environment, certificates of deposit have been the major growth product over the periods of comparison.

•	Assets under management were $54 billion at December 31, 2006, an increase of $5 billion, or 10 percent, compared with December 31, 2005 and an increase of $2 billion, or 4 percent, compared with September 30, 2006. Customer assets in brokerage accounts totaled $46 billion at December 31, 2006 compared with $42 billion at December 31, 2005 and $44 billion at September 30, 2006.

•	Noninterest income for the fourth quarter of 2006 increased $42 million, or 12 percent, compared with the prior year quarter and $16 million, or 4 percent, compared with the third quarter of 2006. The growth in fee income from the prior year fourth quarter was driven by higher gains from asset sales, higher revenue from our brokerage and asset management businesses given the favorable equity markets, and new business initiatives.

•	Noninterest expense for the fourth quarter of 2006 increased $37 million, or 9 percent, compared with the prior year fourth quarter and $15 million, or 3 percent, compared with the third quarter of 2006. The growth in expenses for both comparisons was primarily a result of expenses directly associated with fee income related businesses and a number of growth initiatives in the business.

•	Asset quality in the Retail Banking segment continues to be very strong.

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Corporate & Institutional Banking

Corporate & Institutional Banking earned $463 million in 2006, compared with $480 million in 2005. The 2005 results included the after-tax benefit of a large loan recovery of $34 million recognized in the second quarter. Earnings grew 7 percent year over year excluding the provision for credit losses of $27 million after tax in 2006 and net recovery of credit losses of $20 million after tax in 2005.

Corporate & Institutional Banking earned $129 million in the fourth quarter, compared with $108 million in the fourth quarter of the prior year and $113 million in the third quarter of 2006. The increase when compared with the fourth quarter of 2005 was largely the result of a decrease in provision for credit losses and increases in corporate service fees and net interest income, partly offset by an increase in noninterest expense. The earnings increase compared with the prior quarter was primarily attributable to growth in fee and trading revenue, partly offset by an increase in noninterest expense.

Corporate & Institutional Banking highlights:

•	Noninterest income increased 17 percent compared with the prior year quarter and the third quarter of 2006. The growth compared with the prior year quarter was the result of higher revenue from capital markets, including the impact of Harris Williams, and higher treasury management revenue. The increase compared with the prior quarter largely was due to growth in capital markets revenues, affordable housing partnership distribution income and net gains on commercial mortgage loan sales.

•	Noninterest expense increased $22 million, or 12 percent, compared with the fourth quarter of 2005, largely due to an increase in expenses associated with higher corporate services fee revenue. Fourth quarter 2006 expenses increased $17 million, or 9 percent, compared with the prior quarter, due to the growth in commercial real estate activities.

•	Average loan balances increased $1.2 billion from the prior year fourth quarter. Average loans in the prior year included $430 million in average loans from Market Street, which was deconsolidated in October 2005. Excluding the impact of the Market Street loans, average loan balances increased approximately $1.7 billion, or 9 percent, driven by demand for corporate, commercial real estate and asset-based lending loans.

•	Average deposit balances for the quarter increased $1.6 billion, or 16 percent, compared with the fourth quarter of 2005. On a linked quarter basis, average deposits increased $1.3 billion or 12 percent, driving a 4 percent growth in net interest income. The increases compared with the prior year quarter and prior quarter were due to growth in the commercial mortgage servicing portfolio of Midland and treasury management services.

•	The commercial mortgage servicing portfolio was $200 billion at December 31, 2006, an increase of 47 percent from December 31, 2005.

•	Asset quality continued to be strong with nonperforming assets declining compared with the linked quarter.

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 5

BlackRock

PNC’s BlackRock segment earned $50 million in the fourth quarter of 2006, compared with $48 million in the fourth quarter of 2005 and $42 million in the prior quarter. These amounts include the impact of PNC’s taxes associated with our share of BlackRock’s income, previously recorded in the Other segment.

For PNC business segment reporting presentation, PNC reflects its portion of integration costs incurred by BlackRock for the MLIM transaction in “Other” rather than in earnings from its BlackRock investment.

Prior to the September 29, 2006 closing of the MLIM transaction, PNC owned approximately 69 percent of BlackRock. For the periods prior to the BlackRock/MLIM transaction closing, PNC’s earnings from its investment in BlackRock as presented above have been reduced by minority interest in the income of BlackRock.

Upon closing of the MLIM acquisition, PNC owned approximately 34 percent of BlackRock. In accordance with generally accepted accounting principles, PNC deconsolidated BlackRock and, beginning with the fourth quarter of 2006, accounted for BlackRock’s earnings contribution using the equity method, with BlackRock’s contribution to PNC’s earnings reported in the asset management line item of PNC’s consolidated income statement.

PFPC

PFPC earned $124 million in 2006, compared with $104 million in 2005. The increase resulted from the benefit of a deferred tax reversal of $14 million in the third quarter, increased servicing revenue and disciplined expense control.

The business earned $31 million for the quarter, compared with $29 million in the year-earlier period and $40 million in the linked quarter. The earnings decrease from the third quarter of 2006 reflected the tax benefit in the earlier period.

PFPC provided accounting/administration services for $837 billion of net fund assets and provided custody services for $427 billion of fund assets as of December 31, 2006, compared with $835 billion and $476 billion, respectively, on December 31, 2005 and $774 billion and $399 billion, respectively, at September 30, 2006. Total fund assets serviced by PFPC were $2.2 trillion at December 31, 2006, which represented an increase over the asset servicing levels of $1.9 trillion at December 31, 2005 and $2.0 trillion at September 30, 2006.

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Other

The “Other” category includes the gains (losses) related to BlackRock, BlackRock/MLIM transaction integration costs, One PNC implementation costs, asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead, and intercompany eliminations.

PNC recorded a net loss of $18 million in Other for the quarter, including $8 million after-tax in BlackRock/MLIM transaction integration costs, compared with a net loss of $25 million in the fourth quarter of 2005 and a net gain of $1.1 billion in the third quarter of 2006. The third quarter of 2006 included a $1.3 billion after-tax gain on the BlackRock/MLIM transaction, partly offset by the $127 million after-tax securities portfolio rebalancing loss, $31 million after-tax BlackRock/MLIM transaction integration costs and a $31 million after-tax loss on the mortgage loan portfolio repositioning.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $571 million for the quarter, an increase of $3 million compared with the year-earlier period and a decrease of $3 million compared with the third quarter of 2006. The net interest margin in the fourth quarter of 2006 was 2.88 percent, compared with 2.96 percent in the year-earlier period and 2.89 percent in the third quarter of 2006. The increase in net interest income over the prior year quarter was largely the result of increased interest income from loans and securities, partly offset by the higher cost of deposits and borrowings. The decrease compared with the prior quarter was due to the deconsolidation of BlackRock. The Consolidated Financial Highlights accompanying this news release include a reconciliation of taxable-equivalent net interest income to net interest income as reported under GAAP.

Noninterest income totaled $969 million, or $979 million as adjusted for BlackRock/MLIM transaction integration costs, for the fourth quarter of 2006 compared with $1.2 billion, or $837 million as adjusted, for the same quarter in the prior year, and $2.9 billion, or $832 million as adjusted, in the third quarter of 2006. Noninterest income as adjusted reflects the impact of certain significant 2006 items (the BlackRock/MLIM transaction and balance sheet repositionings) and BlackRock equity method of accounting as noted in the Consolidated Financial Highlights section of this release.

The increase in adjusted noninterest income compared with the fourth quarter of 2005 and third quarter 2006 adjusted results was due primarily to an increase in fund servicing, asset management, and corporate and consumer service revenues. Customer-driven fee revenue increased compared with the year earlier period, including a 24 percent increase in corporate services and a 16 percent increase in consumer services.

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 7

Asset management revenue as adjusted increased 24 percent compared with the fourth quarter of 2005, due to an increased contribution from BlackRock and higher assets under management in Retail Banking’s wealth management business. Fund servicing revenue increased largely as a result of growth in distribution/out-of-pocket revenues at PFPC due to the BlackRock/MLIM merger. These revenues and the related expenses are recorded on a gross basis with no operating margin.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the three months ended December 31, 2006 was $969 million, compared with the prior year quarter noninterest expense of $1.1 billion, or $870 million as adjusted, and noninterest expense of $1.2 billion, or $872 million as adjusted, for the third quarter of 2006. Also excluding PFPC’s distribution/out-of-pocket expenses noted above, which were $64 million, $32 million and $35 million in the fourth quarter 2006, fourth quarter 2005 and third quarter 2006, respectively, the increases compared with both adjusted quarters would have been approximately $67 million, or 8 percent. The increase was equally driven by increased costs associated with higher staff incentive compensation, including a $16 million one-time payment to non-executive employees, and other expense growth, including the call of trust preferred securities. Noninterest expense as adjusted reflects adjustments related to the impact of certain significant 2006 items and BlackRock equity method of accounting, as listed in the Consolidated Financial Highlights section of this release.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $101.8 billion at December 31, 2006, compared with $92.0 billion at December 31, 2005, and $98.4 billion at September 30, 2006. The increase compared with year-end 2005 reflected a $4.0 billion increase in equity investments primarily due to the impact of the BlackRock/MLIM transaction on PNC and growth in securities and loans. The increase compared with the third quarter of 2006 was largely due to an increase in loans and securities, reflecting the third quarter balance sheet repositioning.

Average loans of $49.0 billion for the quarter increased $210 million over the year-earlier period and decreased $1.3 billion, or 3 percent, compared with the linked period. Average loans increased $2.1 billion, or 4 percent, compared with the prior year fourth quarter excluding the $1.9 billion decrease in residential mortgage loans related to PNC’s balance sheet repositioning. The increase in average loans compared with the fourth quarter of 2005 was primarily a result of increased commercial and commercial real estate loans. The decrease from the third quarter of 2006 was a result of the lower residential mortgages after the balance sheet repositioning, partly offset by growth in commercial real estate and consumer loans.

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Average securities for the fourth quarter of 2006 were $21.2 billion, an increase of $413 million, or 2 percent, compared with the fourth quarter of 2005, and average securities decreased $469 million, or 2 percent, compared with the linked quarter. The increase in securities compared with the prior year quarter was primarily the result of an increase in mortgage- and asset-backed securities, offset by a decline in U.S. Treasury and government agency securities. This change in mix resulted in part from the third quarter 2006 balance sheet repositioning. The decrease in securities compared with the third quarter of 2006 was primarily the result of the balance sheet repositioning, somewhat offset by growth in mortgage- and asset-backed securities.

Average deposits of $65.0 billion increased $4.2 billion, or 7 percent, compared with the same quarter in the prior year, and increased $393 million, or 1 percent, compared with the linked quarter. Average deposits grew from the prior year quarter primarily as a result of an increase in interest-bearing deposits as customers continued to shift deposits to higher-return accounts. Average deposits compared with the prior quarter increased as a result of growth in money market and retail certificates of deposit, partly offset by a decline in Eurodollar deposits. Average demand and other noninterest-bearing deposits increased $770 million, or 5 percent, compared with the prior year quarter and increased $278 million, or 2 percent, versus the linked quarter, largely as a result of deposits attributed to the commercial mortgage servicing portfolio at Midland.

PNC’s Tier 1 risk-based capital ratio was an estimated 10.4 percent at December 31, 2006, compared with 8.3 percent at December 31, 2005 and 10.4 percent at September 30, 2006.

The company repurchased 1.3 million common shares during the fourth quarter under its current common stock repurchase program. The board has authorized a repurchase of up to 20 million shares of common stock, of which approximately 14.5 million remained at the end of the fourth quarter. Following the vote of the Mercantile shareholders regarding the acquisition by PNC, management expects to resume its share repurchase program.

Under the terms of its definitive agreement to acquire Mercantile Bankshares Corporation, which is subject to customary closing conditions, including regulatory and Mercantile shareholder approvals, PNC plans to issue 52.5 million shares of common stock and pay Mercantile shareholders and option holders $2.13 billion in cash upon close of the transaction, expected in March of 2007.

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the fourth quarter of 2006 was $42 million, compared with $24 million in the fourth quarter of 2005 and $16 million in the third quarter of 2006. The increase in the provision compared with the linked quarter was primarily due to growth in the loan portfolio.

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Net charge-offs for the fourth quarter of 2006 were $45 million, or .36 percent of average loans, compared with net charge-offs of $41 million, or .33 percent, for the fourth quarter of 2005 and net charge-offs of $47 million, or .37 percent, for the linked quarter.

Nonperforming assets at December 31, 2006 declined 21 percent compared with the balances at December 31, 2005 and 10 percent compared with September 30, 2006.

CONSOLIDATED FINANCIAL HIGHLIGHTS

The Consolidated Financial Highlights accompanying this news release include: (1) adjusted results for 2006 and 2005, the four quarters of 2006 and the fourth quarter of 2005 illustrating the impact of certain 2006 items, including the gain on the BlackRock/MLIM transaction net of expense, securities portfolio and mortgage loan portfolio rebalancing losses and BlackRock/MLIM transaction integration costs, due to the magnitude of the aggregate of those items for those periods and the impact of the deconsolidation and application of the equity method of accounting for BlackRock, and (2) a reconciliation of these adjusted amounts to net income, certain components of net income, diluted earnings per share and selected ratios as reported under generally accepted accounting principles (GAAP), and to GAAP condensed, consolidated income statements. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of certain significant items on our GAAP results for these periods. The absence of other adjusted amounts for periods discussed in this news release is not intended to imply that there could not have been other similar types of adjustments for these periods, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 or (706) 643-0187 (international). A slide presentation to accompany the conference call remarks may be found at www.pnc.com under “About PNC – Investor Relations – Investor Events.” A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international); enter conference ID 4753520.

In addition, Internet access to the call (listen only) and to PNC’s fourth quarter and full year 2006 earnings release and supplemental financial information will be available at www.pnc.com under “About PNC – Investor Relations – Investor Events.” A replay of the webcast will be available on PNC’s Web site for 30 days.

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 10

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2005 and in our 2006 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com under “About PNC – Investor Relations – Financial Information.”

•	Our business and operating results are affected by business and economic conditions generally or specifically in the principal markets in which we do business. We are affected by changes in our customers’ financial performance, as well as changes in customer preferences and behavior, including as a result of changing economic conditions.

•	The value of our assets and liabilities as well as our overall financial performance are affected by changes in interest rates or in valuations in the debt and equity markets. Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates, can affect our activities and financial results.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•	Our ability to implement our One PNC initiative, as well as other business initiatives and strategies we may pursue, could affect our financial performance over the next several years.

•	Our ability to grow successfully through acquisitions is impacted by a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. These uncertainties are present in transactions such as our pending acquisition of Mercantile Bankshares Corporation.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•	Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

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PNC 2006 Diluted EPS of $8.73 Sets All-Time Record – Page 11

•	Our business and operating results can be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and financial and capital markets generally or on us or on our customers, suppliers or other counterparties specifically.

•	Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our interest in BlackRock, Inc. are discussed in more detail in BlackRock’s 2005 Form 10-K, including in the Risk Factors section, and in BlackRock’s other filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

In addition, our pending acquisition of Mercantile Bankshares presents us with a number of risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired businesses into PNC after closing. These risks and uncertainties include the following:

•	Completion of the transaction is dependent on, among other things, receipt of regulatory and Mercantile shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction.

•	The transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events.

•	The integration of Mercantile’s business and operations with those of PNC, which will include conversion of Mercantile’s different systems and procedures, may take longer than anticipated, may be more costly than anticipated, and may have unanticipated adverse results relating to Mercantile’s or PNC’s existing businesses.

•	The anticipated benefits, including anticipated strategic gains and anticipated cost savings and other synergies of the transaction, may be significantly harder or take longer to be realized than anticipated or may not be achieved in their entirety, including as a result of unexpected factors or events, and attrition in key client, partner and other relationships relating to the transaction may be greater than expected.

•	The anticipated benefits to PNC are dependent in part on Mercantile’s business performance in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to PNC’s and Mercantile’s performance (with respect to Mercantile, see Mercantile’s SEC reports, accessible on the SEC’s website) or due to factors related to the acquisition of Mercantile and the process of integrating it into PNC.

In addition to the pending Mercantile Bankshares transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks other than those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues.

Additional Information about the PNC/Mercantile Transaction

The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation have filed a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors may obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. are available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Mercantile Bankshares are available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

The directors, executive officers, and certain other members of management and employees of Mercantile Bankshares Corporation are participants in the solicitation of proxies in favor of the merger from the shareholders of Mercantile Bankshares Corporation. Information about the directors and executive officers of Mercantile Bankshares Corporation is set forth in the proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such participants is included in the proxy statement/prospectus filed with the SEC.

Consolidated Financial Highlights (Unaudited)

The PNC Financial Services Group, Inc.	Page 12

Three months ended Dollars in millions, except per share data	December 31, 2006		September 30, 2006		December 31, 2005
	As Reported	As Adjusted (a)	As Reported	As Adjusted (a)	As Reported	As Adjusted (a)
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (b)	$571	$571	$574	$571	$568	$563
Noninterest income	969	979	2,943	832	1,154	837

Total revenue	$1,540	$1,550	$3,517	$1,403	$1,722	$1,400

Net income	$376	$384	$1,484	$380	$355	$355

Diluted earnings per common share	$1.27	$1.30	$5.01	$1.28	$1.20	$1.20
Cash dividends declared per common share	$.55	$.55	$.55	$.55	$.50	$.50

SELECTED RATIOS

Net interest margin	2.88%	2.88%	2.89%	2.88%	2.96%	2.93%
Noninterest income to total revenue (c)	63	63	84	60	68	60
Efficiency (d)	63	63	33	62	66	63
Return on:
Average common shareholders’ equity	13.82%	14.10%	65.94%	16.88%	16.91%	16.91%
Average assets	1.51	1.54	6.17	1.58	1.53	1.53

Year ended Dollars in millions, except per share data	December 31, 2006		December 31, 2005
	As Reported	As Adjusted (a)	As Reported	As Adjusted (a)
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (b)	$2,270	$2,260	$2,187	$2,175
Noninterest income	6,327	3,560	4,173	3,122

Total revenue	$8,597	$5,820	$6,360	$5,297

Net income	$2,595	$1,507	$1,325	$1,325

Diluted earnings per common share	$8.73	$5.06	$4.55	$4.55
Cash dividends declared per common share	$2.15	$2.15	$2.00	$2.00

SELECTED RATIOS

Net interest margin	2.92%	2.91%	3.00%	2.98%
Noninterest income to total revenue (c)	74	61	66	59
Efficiency (d)	52	62	68	66
Return on:
Average common shareholders’ equity	27.97%	16.24%	16.58%	16.58%
Average assets	2.73	1.59	1.50	1.50

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Amounts adjusted for (1) the impact of certain significant 2006 items for informational purposes due to the magnitude of the aggregate of such adjustments for these periods and (2) as if we had recorded our investment in BlackRock on the equity method for all periods presented. Reconciliations of these adjusted amounts to net income, diluted earnings per share and selected ratios as reported on a generally accepted accounting principles (“GAAP”) basis are included on page 13. Reconciliations of net interest income, noninterest income, noninterest expense, minority interest, and income taxes as reported (GAAP basis) to adjusted amounts are included on page 14.
(b)	See Reconciliation of Net Interest Income on a GAAP Basis to Taxable-Equivalent Net Interest Income on page 14.
(c)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income. Noninterest income for the first, second and third quarters of 2006 and all of 2005 included the impact of BlackRock on a consolidated basis, primarily consisting of asset management fees. Fourth quarter 2006 noninterest income reflected income from our equity investment in BlackRock included in the “Asset management” line item.
(d)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights (Unaudited)

The PNC Financial Services Group, Inc.	Page 13

RECONCILIATION OF GAAP NET INCOME, DILUTED EPS

AND SELECTED RATIOS TO ADJUSTED AMOUNTS

	Three months ended December 31, 2006
Dollars in millions, except per share data	Adjustments, Pretax	Net Income	Diluted EPS Impact
Net income, GAAP basis		$376	$1.27
Adjustments:
BlackRock/MLIM transaction integration costs (a)	$10	8	0.03

Net income, as adjusted		$384	$1.30

	Three months ended September 30, 2006			Year ended December 31, 2006
	Adjustments, Pretax	Net Income	Diluted EPS Impact	Adjustments, Pretax	Net Income	Diluted EPS Impact
Net income, GAAP basis		$1,484	$5.01		$2,595	$8.73
Adjustments:
Gain on BlackRock/MLIM transaction (b)	$(2,078)	(1,293)	(4.36)	$(2,078)	(1,293)	(4.36)
Securities portfolio rebalancing loss (b)	196	127	0.43	196	127	0.43
BlackRock/MLIM transaction integration costs (a)	72	31	0.10	101	47	0.16
Mortgage loan portfolio repositioning loss (b)	48	31	0.10	48	31	0.10

Net income, as adjusted		$380	$1.28		$1,507	$5.06

(a)	BlackRock/MLIM transaction integration costs for the third quarter 2006 were included in noninterest expense. For the full year 2006, BlackRock/MLIM transaction integration costs recognized by PNC totaled $101 million, including $91 million for the first nine months of 2006 that were included in noninterest expense as BlackRock was consolidated during this period. The remaining $10 million of integration costs, recognized during the fourth quarter 2006, were included in noninterest income as a negative component of the “Asset management” line item. This line item includes the impact of our equity earnings from our investment in BlackRock, including PNC’s share of BlackRock’s fourth quarter 2006 integration costs.
(b)	Included in noninterest income on a pretax basis.

	Three months ended December 31 2006	Three months ended September 30 2006	Three months ended December 31 2005	Year ended December 31 2006	Year ended December 31 2005
Net interest margin, as reported	2.88%	2.89%	2.96%	2.92%	3.00%
Pretax impact of adjustments		(0.01)	(0.03)	(0.01)	(0.02)

Net interest margin, as adjusted	2.88%	2.88%	2.93%	2.91%	2.98%

Noninterest income to total revenue, GAAP basis	63%	84%	68%	74%	66%
Pretax impact of adjustments		(24)	(8)	(13)	(7)

Noninterest income to total revenue, as adjusted	63%	60%	60%	61%	59%

Efficiency, GAAP basis	63%	33%	66%	52%	68%
Pretax impact of adjustments		29	(3)	10	(2)

Efficiency, as adjusted	63%	62%	63%	62%	66%

Return on:
Average common shareholders’ equity, GAAP basis	13.82%	65.94%	16.91%	27.97%	16.58%
After-tax impact of adjustments	0.28	(49.06)		(11.73)

Average common shareholders’ equity, as adjusted	14.10%	16.88%	16.91%	16.24%	16.58%

Average assets, GAAP basis	1.51%	6.17%	1.53%	2.73%	1.50%
After-tax impact of adjustments	0.03	(4.59)		(1.14)

Average assets, as adjusted	1.54%	1.58%	1.53%	1.59%	1.50%

The tables above represent reconciliations of certain GAAP disclosures to adjusted amounts for the periods presented. We have provided these adjusted amounts and reconciliations so that shareholders, investor analysts, regulators and others will be better able to evaluate the impact of certain significant items on our GAAP results for these periods. This information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results. The absence of other adjustments is not intended to imply that there could not have been other similar types of adjustments, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown. Our third quarter 2006 Form 10-Q includes additional information regarding our BlackRock/MLIM transaction accounting, securities portfolio rebalancing, and mortgage loan portfolio repositioning.

Consolidated Financial Highlights (Unaudited)

The PNC Financial Services Group, Inc.	Page 14

RECONCILIATION OF GAAP CONDENSED CONSOLIDATED

INCOME STATEMENT TO ADJUSTED AMOUNTS (a)

Three months ended Dollars in millions	December 31, 2006			September 30, 2006			December 31, 2005
	As Reported	Adjustments (a)	As Adjusted (a)	As Reported	Adjustments (a)	As Adjusted (a)	As Reported	Adjustments (b)	As Adjusted (b)
Net interest income	$566		$566	$567	$(3)	$564	$555	$(5)	$550
Provision for credit losses	42		42	16		16	24		24
Noninterest income	969	$10	979	2,943	(2,111)	832	1,154	(317)	837
Noninterest expense	969		969	1,167	(295)	872	1,127	(257)	870

Income before minority interest and income taxes	524	10	534	2,327	(1,819)	508	558	(65)	493
Minority interest in income of BlackRock				6	(6)		22	(22)
Income taxes	148	2	150	837	(709)	128	181	(43)	138

Net income	$376	$8	$384	$1,484	$(1,104)	$380	$355		$355

Year ended Dollars in millions	December 31, 2006			December 31, 2005
	As Reported	Adjustments (a)	As Adjusted (a)	As Reported	Adjustments (b)	As Adjusted (b)
Net interest income	$2,245	$(10)	$2,235	$2,154	$(12)	$2,142
Provision for credit losses	124		124	21		21
Noninterest income	6,327	(2,767)	3,560	4,173	(1,051)	3,122
Noninterest expense	4,443	(856)	3,587	4,306	(853)	3,453

Income before minority interest and income taxes	4,005	(1,921)	2,084	2,000	(210)	1,790
Minority interest in income of BlackRock	47	(47)		71	(71)
Income taxes	1,363	(786)	577	604	(139)	465

Net income	$2,595	$(1,088)	$1,507	$1,325		$1,325

(a)	See page 13 for additional information. We have included adjusted amounts as additional, supplemental information in the tables on this page 14 because of the magnitude of the aggregate of such adjustments for certain significant items for these periods. Additionally, the amounts also include the impact of the deconsolidation of BlackRock as if we had recorded our investment in BlackRock on the equity method for these periods presented.
(b)	Amounts adjusted for the impact of the deconsolidation of BlackRock as if we had recorded our investment in BlackRock on the equity method for these periods presented.

RECONCILIATION OF NET INTEREST INCOME ON A GAAP BASIS TO

TAXABLE-EQUIVALENT NET INTEREST INCOME

The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we also provide revenue on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	Three months ended			Year ended
	December 31 2006	September 30 2006	December 31 2005	December 31 2006	December 31 2005
Net interest income, GAAP basis	$566	$567	$555	$2,245	$2,154
Taxable-equivalent adjustment	5	7	13	25	33

Net interest income, taxable-equivalent basis	$571	$574	$568	$2,270	$2,187

Consolidated Financial Highlights (Unaudited)

The PNC Financial Services Group, Inc.	Page 15

	Three months ended			Year ended
In millions	December 31 2006	September 30 2006	December 31 2005	December 31 2006	December 31 2005
BUSINESS EARNINGS SUMMARY (a)
Retail Banking	$184	$206	$195	$765	$682
Corporate & Institutional Banking	129	113	108	463	480
BlackRock (b) (c) (d)	50	42	48	187	152
PFPC	31	40	29	124	104

Total business segment earnings	394	401	380	1,539	1,418
Other (d) (e)	(18)	1,083	(25)	1,056	(93)

Total consolidated net income (f)	$376	$1,484	$355	$2,595	$1,325

(a)	This summary also serves as a reconciliation of total earnings for all business segments to total consolidated net income. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to conform with the current period presentation.
(b)	Our ownership interest in BlackRock was approximately 69% -70% for the fourth quarter and full year 2005 and through the first nine months of 2006. Effective September 29, 2006, PNC’s ownership interest in BlackRock dropped to approximately 34%.
(c)	These amounts have been reduced by minority interest in income of BlackRock, excluding MLIM integration costs, totaling $20 million and $22 million for the three months ended September 30, 2006 and December 31, 2005, respectively, and totaling $65 million and $71 million for the years ended December 31, 2006 and 2005, respectively.
(d)	For this PNC business segment reporting presentation, integration costs incurred by BlackRock for the MLIM transaction totaling $8 million and $31 million for the three months ended December 31, 2006 and September 30, 2006, respectively, and totaling $47 million for full year 2006 have been reclassified from BlackRock to “Other.” These amounts are after-tax and, as applicable, net of minority interest.
(e)	“Other” for the three months ended September 30, 2006 and full year 2006 includes the after-tax impact of the gain on the BlackRock/MLIM transaction, MLIM integration costs, and costs associated with the securities portfolio rebalancing and mortgage loan portfolio repositioning.
(f)	See pages 12-14.

	December 31	September 30	December 31
Dollars in millions, except per share data	2006	2006	2005
BALANCE SHEET DATA
Assets	$101,820	$98,436	$91,954
Loans, net of unearned income	50,105	48,900	49,101
Allowance for loan and lease losses	560	566	596
Securities	23,191	19,512	20,710
Loans held for sale	2,366	4,317	2,449
Equity investments	5,330	5,130	1,323
Deposits	66,301	64,572	60,275
Borrowed funds	15,028	14,695	16,897
Shareholders’ equity	10,788	10,758	8,563
Common shareholders’ equity	10,781	10,751	8,555
Book value per common share	36.80	36.60	29.21
Common shares outstanding (millions)	293	294	293
Loans to deposits	76%	76%	81%

ASSETS ADMINISTERED (billions)
Managed (a)	$54	$52	$494
Nondiscretionary	$86	$89	$84

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$837	$774	$835
Custody assets	427	399	476

CAPITAL RATIOS
Tier 1 risk-based (b)	10.4%	10.4%	8.3%
Total risk-based (b)	13.5	13.6	12.1
Leverage (b)	9.3	9.4	7.2
Tangible common equity (c)	7.4	7.5	5.0
Common shareholders’ equity to assets	10.6	10.9	9.3

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.33%	.36%	.42%
Nonperforming loans to loans	.29	.34	.39
Net charge-offs to average loans (for the three months ended)	.36	.37	.33
Allowance for loan and lease losses to loans	1.12	1.16	1.21
Allowance for loan and lease losses to nonperforming loans	381	339	314

(a)	Our assets under management at December 31, 2006 and September 30, 2006 do not include BlackRock’s assets under management as we deconsolidated BlackRock effective September 29, 2006. Excluding the impact of BlackRock, our assets under management (consisting of Retail Banking assets under management) totaled $49 billion at December 31, 2005.
(b)	The ratios for December 31, 2006 are estimated.
(c)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).